Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Maria L. Bouvette
President and CEO
(502) 499-4800

PORTER BANCORP, INC. EXPECTS
CONTINUED GROWTH IN SECOND QUARTER
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Shareholders Elect Seven Directors at Annual Meeting

LOUISVILLE, Ky. (May 17, 2007) — Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with offices in Louisville, Shepherdsville, Glasgow, Bowling Green and throughout central Kentucky, announced today that shareholders elected seven directors at its annual meeting of shareholders. The Company also announced that it expects to report record assets, loans and deposits for the second quarter ending June 30, 2007.

In comments at the meeting, Maria L. Bouvette, President and CEO of Porter Bancorp, Inc., said, “We started 2007 with excellent momentum and expect to report growth in assets, loans and deposits for the second quarter of 2007.

“We recently opened a new loan production office in Bowling Green, Kentucky, one of the fastest growing markets in the state, and expect it to contribute to our second quarter loan growth. We remain focused on expanding our footprint with additional offices in the second half of the year,” concluded Bouvette.

At the meeting, shareholders elected the following as directors to serve for a one-year term:

•	Maria L. Bouvette - President and Chief Executive Officer of Porter Bancorp, Inc.
•	David L. Hawkins - Farmer and Private Investor
•	W. Glenn Hogan - Founder, President and Chief Executive Officer of Hogan Real Estate
•	Michael E. Miller - Partner and Chief Financial Officer of The Poe Companies
•	Sidney L. Monroe - Retired Certified Public Accountant
•	J. Chester Porter - Chairman of the Board and General Counsel of Porter Bancorp, Inc.
•	Stephen A. Williams - President and Chief Executive Officer of Norton Healthcare

About Porter Bancorp, Inc.
Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization domiciled in the Commonwealth of Kentucky based on total assets. Through our subsidiary PBI Bank, we operate banking offices in Louisville and 12 other Kentucky communities located along central Kentucky’s Interstate 65 corridor, which runs through Louisville and central Kentucky and connects Chicago and Indianapolis to Nashville and Atlanta. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements
Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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